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                                                                    EXHIBIT 11.1

                               INTEL CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE
                    (In Millions, Except Per Share Amounts)

                                                                                           Year Ended
                                                                          ------------------------------------------
                                                                           Dec. 28,         Dec.26           Dec. 25
                                                                            1991             1992              1993
                                                                            ----             ----              ----
PRIMARY SHARES CALCULATION

Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:

 Weighted average number of shares outstanding                                  405              414               418

 Add-shares issuable from assumed exercise of options
  and warrants                                                                   13               15                23
                                                                               ----               --                --

 Weighted average number of shares outstanding as
  adjusted                                                                      418              429               441
                                                                                ===              ===               ===

FULLY DILUTED SHARES CALCULATION

Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

  Weighted average number of shares outstanding                                 405              414               418

  Add-shares issuable from assumed exercise of options
  and warrants                                                                   14               17                23
                                                                                 --               --                --

  Weighted average number of shares outstanding as
   adjusted                                                                     419              431               441
                                                                             ======           ======            ======

NET INCOME                                                                 $    819           $1,067            $2,295
                                                                           ========           ======            ======

PRIMARY EARNINGS PER SHARE                                                 $   1.96           $ 2.49            $ 5.20
                                                                           ========           ======            ======

FULLY DILUTED EARNINGS PER SHARE(1)                                        $   1.95           $ 2.48            $ 5.20
                                                                           ========           ======            ======
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(1)     Earnings per common and common equivalent share presented on the face of the income statement represent primary earnings per share.  Dual presentation of primary and fully diluted earnings per share has not been made on the face of the income statement because the differences are insignificant.
This exhibit is presented because common stock equivalents represent more than
3% of weighted average common shares outstanding.